Sona Mobile Holdings Corp. Announces Agreement for Private Placement Financing of $3.0 Million in Convertible Notes

NEW YORK, November 27, 2007 – Sona Mobile Holdings Corp. (OTC BB: SNMB), a leading provider of secure software solutions for gaming and entertainment, announced today that it has entered into definitive agreements for the sale of 8% senior unsecured convertible debentures due 2010 in the aggregate principal amount of $3,000,000 (the “Notes”) and five-year warrants (“Warrants”) to purchase an aggregate of 3,333,333 shares of Sona’s common stock, par value $.01 per share (“Common Stock”), in a private placement transaction (the “Private Placement”) for gross proceeds of $3,000,000 before payment of commissions and expenses. Sona expects to use the net proceeds from the sale of the Notes and Warrants for working capital purposes.

The Notes will bear interest at a rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1 in cash or shares of Common Stock, or combination thereof. Subject to certain enumerated conditions, the decision to pay interest in cash or shares of Common Stock will be at the Company’s option. The Notes will mature three years from the date of issuance and are convertible into shares of Common Stock at an initial conversion price of $0.45 per share, subject to full-ratchet anti-dilution protection for two years following the date of issuance and weighted average anti-dilution from the two year anniversary of the date of issuance through the maturity date of the Notes. Following the date that the initial registration statement filed by Sona pursuant to the Registration Rights Agreement is first declared effective by the Securities and Exchange Commission (the “Effective Date”), Sona will, subject to the satisfaction of certain enumerated conditions, have the right to force conversion of a specified amount of the Notes at the then-applicable conversion price, provided that (i) there is an effective registration statement (for the time frame enumerated in the Notes) pursuant to which the investor is permitted to utilize the prospectus thereunder to resell all of the shares subject to the applicable forced conversion notice; (ii) the daily volume weighted average price per share of the Common Stock for at least 20 out of any 30 consecutive trading days, which period shall have commenced only after the Effective Date (such period the “Threshold Period”), exceeds $0.90; and (iii) for at least 20 trading days during the applicable Threshold Period the daily trading volume for the Common Stock on the principal trading market exceeds $100,000 per trading day. Sona will only have the right to prepay a Note with the prior written consent of a holder thereof. The Notes will contain customary negative covenants and events of default.

The Warrants to be issued in the Private Placement are five-year warrants to purchase a number of shares of Common Stock equal to 50% of an investor’s subscription amount divided by the conversion price of the Notes. The Warrants will be exercisable immediately at an exercise price of $0.50 per share, subject to full-ratchet anti-dilution protection. The Warrants will be exercisable using cash or at certain times cashless exercise.

Sona expects that the closing of the Private Placement will occur prior to December 14, 2007. The obligations of Sona to sell the Notes and Warrants, and the obligations of the investors to purchase such securities, are subject to the fulfillment of specified enumerated customary conditions prior to the closing of the Private Placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes,

the Warrants or any shares of Common Stock. This press release is being issued pursuant to and in accordance with rule 135c under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The Notes, the Warrants and the shares of Common Stock issuable upon conversion of the Notes (or as payment of interest in accordance with the terms of the Notes) and exercise of the Warrants have not been registered under the Securities Act or any applicable state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements. Under the terms of a Registration Rights Agreement entered into as part of the Private Placement, Sona has agreed to file a registration statement under the Securities Act with the Securities and Exchange Commission to permit resales to the public of the shares of Common Stock issuable (i) upon conversion in full of the Notes, (ii) as interest or principal on the Notes, and (iii) upon exercise in full of the Warrants as well as any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Notes or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Notes or limitations on exercise set forth in the Warrant).

About Sona Mobile Holdings Corp.

Sona is a leading provider of secure software solutions for gaming and entertainment applications. Sona’s patent-pending technology delivers a rich client experience without compromising performance or security. Sona’s key differentiator is the innovative Sona Gaming Platform (SGP). Sona utilizes the SGP to provide clients with wired or wireless server-based gaming content including slots, table games, video poker and race and sports wagering - all from a single screen. The Gaming Labs International (GLI) certified SGP architecture works across a wide range of mobile devices, kiosks, and computers. The SGP enables clients to have a similar gaming interface in a casino, at the track, at home on their computer or on their mobile device.

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include the closing of the Private Placement and those described in Sona’s public filings with the US Securities and Exchange Commission.

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